                                                                Exhibit (l)(xiv)
                               PURCHASE AGREEMENT

         The Charles Schwab Family of Funds (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

         1. The Trust hereby offers and Schwab hereby purchases 1 unit of beneficial interest of the Select Shares(R) of the series of shares known as the Schwab Value Advantage Money Fund (such 1 unit of beneficial interest being hereafter collectively known as the "Share") at a price of $ 1.00 per Share. Schwab hereby acknowledges purchase of the Share and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $1 for the Share of the Trust in full payment for the Share. It is further agreed that no certificate for the Share will be issued by the Trust.

         2. Schwab represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view of the distribution thereof.

         3. The names "The Charles Schwab Family of Funds" and "Trustees of The Charles Schwab Family of Funds" refer, respectively, to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 20, 1989, as amended and restated on May 9, 1995, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 25th day of February, 2003.

Attest:                               THE CHARLES SCHWAB FAMILY OF FUNDS

/s/ Ben Douglas
_____________________                 By:  /s/ Stephen B. Ward
                                          ________________________________
                                             Stephen B. Ward,
                                             Senior Vice President
                                             and Chief Investment Officer

Attest:                               CHARLES SCHWAB & CO., INC.

/s/ Ben Douglas
_____________________                 By:  /s/ Randall W. Merk
                                          ________________________________
                                             Randall W. Merk,
                                             Executive Vice President